Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-4) and related Prospectus of Aegon Ltd. for the registration of common shares of Transamerica Inc. following the redomiciliation of Aegon Ltd. from Bermuda to Delaware and to the incorporation by reference therein of our reports dated March 25, 2026, with respect to the consolidated financial statements and schedules and the effectiveness of internal control over financial reporting of Aegon Ltd., included in its Annual Report (Form 20-F) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ EY Accountants B.V.

The Hague, The Netherlands

August 26, 2026